EXHIBIT 23


                                CROWE CHIZEK



                       CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference of our report dated October 30, 1998 on the consolidated financial statements of First Federal Bancorp, Inc., as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998 which report and financial statements are contained in the Annual Report on Form 10-KSB for the fiscal year ended September 30, 1998, in the Registration Statements on Form S-8 previously filed by First Federal Bancorp, Inc., on December 9, 1998, July 17, 1995 and February 1, 1994.



                                       /s/ Crowe, Chizek and Company LLP
                                       -------------------------------------
                                       Crowe, Chizek and Company LLP


December 28, 1998
Columbus, Ohio